Exhibit 5(b)


                                             July 5, 2001


Avista Corporation
1411 East Mission Avenue
Spokane, WA 99202

Ladies and Gentlemen:

          We are acting as counsel to Avista Corporation, a Washington corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 3,700,000 shares of the Company's Common Stock, no par value (the "New Shares"), as described in the Registration Statement. The New Shares will be offered and issued together with the related preferred share purchase rights (the "New Rights") in accordance with the Rights Agreement, dated as of November 15, 1999 (the "Rights Agreement"), between the Company and The Bank of New York, as rights agent.

          Subject to the qualifications hereinafter expressed, we are of the opinion that, when the New Shares are issued and delivered as contemplated in the Registration Statement, the New Shares will be legally issued, fully paid and non-assessable and the New Rights will be legally issued.

          It is also our opinion that Section 23B.06.240 of the Washington Business Corporation Act permits Washington corporations to enter into shareholder rights plans, such as the Rights Agreement, and to issue rights thereunder, such as the New Rights. However, we are not aware of any court decisions applying Washington law that address the validity of actions taken by the board of directors of a Washington corporation in authorizing a shareholder rights plan or the issuance of rights thereunder.

          In our view, it is reasonable to assume, and we do assume, that a court applying the law of the Sate of Washington, when presented with questions concerning matters such as the authorization and issuance of the New Rights, after giving effect to the "business judgment rule" under Washington statutory and case law, most likely would look to and apply the corporation law of the State of Delaware. Accordingly, our opinion relating to the legal issuance of the New Rights is based, in part, upon such assumption.

          We do not herein express any opinion as to the enforceability of the New Rights or the Rights Agreement.

          For purposes of the opinions set forth above, we have assumed that the New Shares and the New Rights will be issued and sold in compliance with the due authorization of the Company's Board of Directors and the "Orders" referred to in the aforesaid opinion of Heller Ehrman White & McAuliffe LLP.

          To the extent that the opinions set forth above relate to or are dependent upon matters governed by the laws of the States of Washington, California, Idaho, Montana and Oregon, we have relied the opinion of Heller Ehrman White & McAuliffe LLP, which is being filed as Exhibit 5(a) to the Registration Statement, and our opinions are subject to the limitations and qualifications set forth in such opinion of Heller Ehrman White & McAuliffe LLP.

          We hereby consent to the filing of this opinion as Exhibit 5(b) to the Registration Statement and to the references to our firm, as counsel, in the Registration Statement and in the prospectus contained therein. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

                                             Very truly yours,

                                             /s/ THELEN REID & PRIEST LLP

                                             THELEN REID & PRIEST LLP


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